August 12, 2025

Ronnie Ka Wah Hui
Via E-mail

Re: Resignation as Chief Executive Officer

Dear Ronnie:

The purpose of this letter (the "Letter Agreement") is to memorialize our recent discussions concerning your resignation as Chief Executive Officer of Currenc Group, Inc. (the "Company") and your termination of employment with the Company, in each case, effective as of as of August 15, 2025 (the "Effective Date").

1. Resignation. You and the Company hereby agree that the term of your employment shall terminate, effective as of the Effective Date. In addition, you hereby resign, and the Company hereby accepts your resignation, effective as of the Effective Date, as an employee of the Company, from your position as Chief Executive Officer of the Company and from any other officer positions you may hold with the Company or any of its subsidiaries. You agree to execute any additional documents as promptly as may be reasonably requested by the Company to evidence such resignation of your employment and your officer positions.

2. Severance. In consideration for your resignation as an employee and officer of the Company effective as of the Effective Date, and in recognition of your service to the Company as Chief Executive Officer and subject to your execution of the release of claims attached hereto as Exhibit A (the "Release") and your non-revocation of the Release during the applicable revocation period, the Company will pay you, in lieu of any compensation and benefits you would have otherwise been eligible to receive, cash severance in the aggregate amount equal to One Hundred Thousand Dollars ($100,000.00), payable in equal installments of $50,000 on August 31, 2025 and September 30, 2025, in accordance with the Company's payroll practices (collectively, "Severance Payments").

3. Forfeiture of Equity Compensation. Under the terms of the Company's equity incentive plan and the restricted share award agreement between you and the Seamless Group Inc. ("Seamless") dated September 20, 2022 (the "Award Agreement"), you were awarded 664,938 Seamless shares, which were subsequently converted into 432,632 of the Company's ordinary shares, par value $0.0001, on August 30, 2024, of which 144,211 are vested and 288,421 remain unvested. You hereby acknowledge and agree that, pursuant to the terms of the Company's equity incentive plan and the Award Agreement, all unvested restricted shares shall be immediately forfeit upon the Effective Date.

4. No Additional Payments; Tax Withholding. You agree and acknowledge that the compensation and benefits provided under this Letter Agreement shall satisfy in full the obligations of the Company and any of its subsidiaries to you and that you are not entitled to receive any other severance or other termination benefits or any Company severance policy, plan or otherwise. All payments will be less applicable tax and other withholdings in accordance with the Company's regular payroll practices.

5. Miscellaneous. This Letter Agreement constitutes the entire agreement between the parties relating to the subject matter hereof. No amendment to this Letter Agreement shall be binding upon either party unless in writing and signed by or on behalf of such party. This Letter Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which taken together will constitute one and the same instrument. The execution of this Letter Agreement may be by actual, portable document format (.pdf) or facsimile signature. Electronic copies of this Agreement shall have the same force and effect as the original.

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Please sign below to acknowledge your agreement to the terms of this Letter Agreement.

CURRENC GROUP, INC.

By: /s/ Wan Lung Eng
Name: Wan Lung Eng
Title: Chief Financial Officer

ACKNOWLEDGED AND AGREED:

/s/ Ronnie Ka Wah Hui
Ronnie Ka Wah Hui
Date: 8/14/2025

Exhibit A

Release of Claims

As used in this Release of Claims (this "Release"), the term "claims" will include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, proceedings, obligations, debts, accounts, attorneys' fees, judgments, losses, and liabilities, of whatsoever kind or nature, in law, in equity, or otherwise. For the avoidance of doubt, the "claims" here DO NOT include the two promissory notes provided by the Company to me in relation to the two previous loans I had provided for the Company or its subsidiaries. Capitalized terms used but not defined in this Release will have the meanings given to them in that certain letter agreement dated August 12, 2025 between me and the Company (my "Letter Agreement"), as applicable.

For and in consideration of the Severance Payments, and other good and valuable consideration, I, for and on behalf of myself and my executors, heirs, administrators, representatives, and assigns, hereby agree to release and forever discharge the Company and each of its direct and indirect subsidiaries, and all of their respective predecessors, successors, and past, current, and future parent entities, affiliates, subsidiary entities, investors, directors, shareholders, members, officers, general or limited partners, employees, attorneys, agents, and representatives, and the employee benefit plans in which I am or have been a participant by virtue of my employment with or service to the Company (collectively, the "Company Releasees"), from any and all claims that I have or may have had against the Company Releasees based on any events or circumstances arising or occurring on or prior to the date hereof and arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever my employment by or service to the Company or the termination thereof ("Claims"), including without limitation any and all claims arising under applicable laws relating to employment, including without limitation claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, intentional infliction of emotional distress, whistleblowing, or liability in tort, and claims of any kind that may be brought in any court or administrative agency, and any related claims for attorneys' fees and costs, including, without limitation, claims under Hong Kong; and any similar state or local law. I agree further that this Release may be pleaded as a full defense to any action, suit, arbitration, or other proceeding covered by the terms hereof that is or may be initiated, prosecuted, or maintained by me or my descendants, dependents, heirs, executors, administrators, or assigns. By signing this Release, I acknowledge that I intend to waive and release all rights known or unknown Claims that I may have against the Company Releasees under these and any other laws.

I acknowledge and agree that as of the date I execute this Release, I have no knowledge of any facts or circumstances that give rise or could give rise to any claims under any of the laws listed in the preceding paragraph and that I have not filed any claim against any of the Company Releasees before any domestic or foreign agency, court, arbitrator, mediator, arbitration or mediation panel, or other body (each individually a "Proceeding"). I (i) acknowledge that I will not initiate or cause to be initiated on my behalf any Proceeding and will not participate in any Proceeding, in each case, except as required by law; and (ii) waive any right that I may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding. Further, I understand that, by executing this Release, I will be limiting the availability of certain remedies that I may have against the Company and limiting also my ability to pursue certain claims against the Company Releasees.

Notwithstanding the generality of the foregoing, I do not release (i) claims to receive the Severance Payments in accordance with the terms of the Letter Agreement or (ii) claims that cannot be waived by law. Further, nothing in this Release shall prevent me from initiating or participating in an investigation or proceeding conducted by any governmental agency with jurisdiction over the Company.

I acknowledge further that the Company has advised me to consult with an attorney of my choice before signing this Release, and I have had sufficient time to consider the terms of this Release.

I understand and acknowledge that I will not be entitled to the Severance Payments unless this Release is effective on the payroll date on which such payment is to be made.

The provisions of this Release will be binding upon my heirs, executors, administrators, legal representatives, and assigns. If any provision of this Release will be held by any court of competent jurisdiction to be illegal, void, or unenforceable, such provision will be of no force or effect. The illegality or unenforceability of such provision, however, will have no effect upon and will not impair the enforceability of any other provision of this Release.

This Release will be governed in accordance with the laws of Hong Kong, without reference to the principles of conflicts of law. I AGREE THAT I SHALL BRING ANY ACTION OR PROCEEDING IN RESPECT OF ANY CLAIM ARISING OUT OF OR RELATED TO THIS RELEASE OR THE TRANSACTIONS CONTAINED IN OR CONTEMPLATED BY THIS RELEASE, WHETHER IN TORT OR CONTRACT OR AT LAW OR IN EQUITY, EXCLUSIVELY IN THE COURTS OF HONG KONG (THE "CHOSEN COURT") AND (I) IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE CHOSEN COURTS, (II) WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW ANY OBJECTION TO LAYING VENUE IN ANY SUCH ACTION OR PROCEEDING IN THE CHOSEN COURTS, (III) WAIVE ANY OBJECTION THAT ANY CHOSEN COURT IS AN INCONVENIENT FORUM OR DOES NOT HAVE JURISDICTION OVER ANY PARTY HERETO, (IV) IRREVOCABLY WAIVE ANY AND ALL RIGHT TO A JURY TRIAL AND (V) AGREE THAT SERVICE OF PROCESS UPON SUCH PARTY IN ANY SUCH ACTION OR PROCEEDING SHALL BE EFFECTIVE IF NOTICE IS GIVEN IN ACCORDANCE WITH SECTION 10.9 OF THE EMPLOYMENT AGREEMENT (NOTICES).

/s/ Ronnie Ka Wah Hui

Ronnie Ka Wah Hui

Date: 8/14/2025